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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

          INFORMATION STATEMENT PURSUANT TO RULE 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)*

                            SCHULER HOMES, INC.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                               808188 10 6
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



                              Page 1 of  5  Pages
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CUSIP No. 808188 10 6                 13G                 Page  2  of  5  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     SCHULER, JAMES K.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group  NOT APPLICABLE               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     CANADA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       10,882,528 (1)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        400,000 (2)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    10,882,528 (1)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    400,000 (2)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     10,882,528 (1)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                       /X/
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     54.14%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
(1)  Excludes 29,501 shares owned by Reporting Person's Spouse.
(2) The filings of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of these securities.



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                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            Schuler Homes, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            828 Fort Street Mall, 4th Floor
            Honolulu, Hawaii 96813
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING
            Schuler, James K.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            828 Fort Street Mall, 4th Floor
            Honolulu, Hawaii 96813
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP
            Canada
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            808188 10 6
-------------------------------------------------------------------------------

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                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned: 10,882,528 Shares (excludes 400,000 shares of which the reporting person disclaims beneficial ownership)

    (b) Percent of class: 54.14%

    (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: 10,882,528 (1)

         (ii) Shared power to vote or to direct the vote: 400,000 (2)

        (iii) Sole power to dispose or to direct the disposition of:
              10,882,528 (1)

         (iv) Shared power to dispose or to direct the disposition of:
              400,000 (2)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

-----------------
(1)  Excludes 29,501 shares owned by Reporting Person's spouse.
(2) The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of these securities.

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                                                          Page  5  of  5  Pages
                                                               ---    ---

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       2-13-98
                                       ----------------------------------------
                                       (Date)
                                       /s/ James K. Schuler
                                       ----------------------------------------
                                       (Signature)
                                       James K. Schuler
                                       ----------------------------------------
                                       (Name/Title)